Exhibit 10.2

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (the “Agreement”) is made and entered into by and between VIRAL GENETICS, INC., a Delaware corporation (the “Company”), and Dr. Sam Gulube, an individual residing in the city of ____________, South Africa (“Advisor”) effective this 1st day of April, 2007.

(the “Parties”)

WHEREAS the Company is an early-stage business engaged in the development of certain technologies, investigational drugs, pharmaceutical products, and medical knowledge (“Technology”); and

WHEREAS Advisor has experience, knowledge, contacts, and skills which are beneficial to the development of the Company and its areas of focus; and

WHEREAS the Company wishes to engage Advisor and to define the nature of the relationship, to protect certain confidential information owned or possessed by the Company, and to establish certain other representations, warranties and covenants.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

1) Non-Exclusive Engagement of Advisor; Term. The Company hereby engages Advisor as “Special Advisor to the Board of Directors, Africa” and as the non-exclusive provider of the advisory services described in this Agreement, for a term (the “Term”), which will commence on the date of this Agreement and end March 31, 2008. This Agreement may be renewed in writing by the mutual consent of the parties hereto for additional one-year terms.

2) Advisor Services. On the terms and conditions set forth in this Agreement, Advisor will provide the following services to the Company as directed by the Company (the “Services”):

a)

Advisor will advise and assist the Company with the development, evaluation, analysis, testing, research, and study of its Technology in Africa, and in particular in the Republic of South Africa (the “Territory”);

b)	Advisor shall advise and assist the Company with communication and strategy formulation with drug regulatory authorities in the Territory;
c)	Advisor will advise and assist the Company on other medical issues with respect to the Company’s products and drug candidates;
d)	Advisor will advise and assist the Company by introducing it to other potential advisors able and willing to assist the Company in the Territory;
e)	Advisor will advise, guide and assist the Company on presentations to investors, strategic partners, and other parties in connection with Company’s efforts in the Territory; and
f)	Advisor will assist and advise the Company in other areas in which Advisor has expertise as reasonably requested from time to time by the Company.

3) Method of Providing Services. It is understood that the Company will not control the manner nor prescribe the method by which the Services under this Agreement are to be performed by Advisor. Advisor shall be available for a teleconference meeting with the management of the Company at least once per month during the Term. Advisor will perform Services, and may communicate with the Company’s management and other parties, through personal meetings, correspondence, telephone or video conferences, and such other methods, and at such times, as mutually determined, subject to the reasonable convenience of the parties. Unless requested otherwise by the Company, Advisor shall communicate with the Company’s management through the Company’s President. Acting in good faith and consistent with ordinary business practices with respect to advisory relationships, Advisor shall devote a reasonable amount of time per month to the provision of the Services described herein.

4) Performance. Advisor agrees to at all times faithfully, industriously, and to the reasonable best of his abilities, experience, and talents, perform all of the Services that may be required of and from them pursuant to the express and explicit terms hereof.

5) Independence of Parties. Nothing contained in this Agreement shall constitute either party as an employee, partner, co-venturer or agent of the other, it being intended that each shall act as an independent contractor with respect to the other. Advisor is not authorized to speak on behalf of the Company or bind it in any manner. Advisor’s role is exclusively advisory in nature.

6) Compensation.

a)

Fees. For and in consideration of the agreement of Advisor to enter into this Agreement and to use their best efforts in pursuit of the Company’s business, the Company shall grant to Advisor fifty thousand (50,000) shares of common stock on each three-month anniversary date of the date affixed hereof.

b)

Benefits, Other Consideration, Expenses. No benefits, vacation pay, or other consideration or remuneration of any kind shall be owed to Advisor by the Company, unless specifically referenced herein. Expenses incurred in Advisor’s provision of the Services shall be reimbursed by the Company provided that they are pre-approved in writing by the Company.

7) Company Representations and Warranties. The Company hereby represents and warrants, knowing that Advisor is relying thereon, that:

a)	The Company is duly organized, validly existing and in good standing under the laws of the state of Delaware.
b)

All shares issued to Advisor under this Agreement will be duly and validly issued, fully paid and non-assessable, and will be delivered free and clear of any liens, claims or encumbrances, except for restrictions imposed by reference to the registration requirements of the Securities Act of 1933.

c)

The Company represents that the information concerning the Company and its business, as furnished and to be furnished to Advisor in writing, will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company will notify Advisor promptly concerning any statement which is not accurate or which is or has become incomplete or misleading in any material respect. The Company understands that Advisor is and will be relying on the continuing accuracy of such information in carrying out its functions under this Agreement.

8) Advisor Representations. Advisor hereby represents, knowing that the Company is relying thereon, that:

a)	Advisor is not a U.S. Person and was outside of the United States at the time of executing this Agreement.
b)

Advisor has read and accepted Viral Genetics Intellectual Property Agreement, attached hereto as Exhibit A, which is part of this Agreement and the provisions of which shall survive the expiration or earlier termination of this Agreement in strict accordance with the time periods as described therein.

9) Stock Certificates. All shares delivered to Advisor pursuant to this Agreement shall bear a restrictive legend in the form used by the Company or its transfer agent for the issuance of securities under the exemption available hereunder, and shall be deemed restricted securities under SEC Rule 144.

10) Changes to Common Stock. In the event that the Company shall undertake a recapitalization, reverse stock split, forward stock split, reclassification, or other change to its common stock (a “Change in Common Stock Properties”), the quantity of shares which may be hereunder, shall be increased or decreased proportionately, in accordance with the terms of said Change in Common Stock Properties.

11) Extension and Renewal. The Term may be extended or renewed, and this Agreement may be amended, only by the written agreement of the parties.

12) Indemnification.

a)

The Company hereby indemnifies and defends the Advisor and each of his executors, heirs, assigns, and representatives, as applicable, (each, an “Indemnitee”) against, and holds each Indemnitee harmless from, any loss, liability, obligation, deficiency, damage or expense including, without limitation, interest, penalties, reasonable attorneys’ fees and disbursements (collectively, “Damages”), that any Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with (whether or not in connection with any third party claim):

i)	any breach of any representation or warranty made by the Company contained in this Agreement;
ii)	the failure of the Company to perform or to comply with any covenant or condition required to be performed or complied with in accordance with this Agreement; and
iii)	the good faith performance of the Services.
b)	Indemnification Procedures for Third Party Claims.
i)

Promptly after notice to an Indemnitee of any claim or the commencement of any action or proceeding, including any actions or proceedings by a third party (hereafter referred to as “Proceeding” or “Proceedings”), involving any Damage referred to in this Section, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against an Indemnitee pursuant to this Section, give written notice to the Company, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any Indemnitee to give such notice shall not relieve the Company of its obligations hereunder, except to the extent that the Company is actually prejudiced by the failure to give such notice.

ii)

In the case of any Proceeding by a third party against an Indemnitee, the Company shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, and, after notice from the Company to the Indemnitee of its assumption of the defense thereof, the Company shall not be liable to such Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof (but the Indemnitee shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the Indemnitee as a result of any settlement or compromise thereof that is effected by the Indemnitee (without the written consent of the Company).

iii)	Anything in this Section 12 notwithstanding, if both the Company and the Indemnitee are named as parties or subject to such Proceeding and either party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, then the Company may decline to assume the defense on behalf of the Indemnitee or the Indemnitee may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, the Company shall be relieved of its obligation to assume the defense on behalf of the Indemnitee, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys’ fees and disbursements, incurred by the Indemnitee in such defense.

iv)

If the Company assumes the defense of any such Proceeding, the Indemntiee shall cooperate fully with the Company and shall appear and give testimony, produce documents and other tangible evidence, and otherwise assist the Company in conducting such defense. The Company shall not, without the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect of such claim or Proceeding. Provided that proper notice is duly given, if the Company shall fail promptly and diligently to assume the defense thereof, then the Indemnitee may respond to, contest and defend against such Proceeding and may make in good faith any compromise or settlement with respect thereto, and recover from the Company the entire cost and expense thereof including, without limitation, reasonable attorneys’ fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

c)	The provisions of this section 12 shall survive the expiration or earlier termination of this Agreement.

13) Termination.
a)

Either party may terminate this Agreement upon not less than 15 days notice in the event of a material breach of this Agreement or material non-performance by the other party, which breach is not cured within 10 days after the giving of written notice to the breaching party specifying the circumstances of such breach.

b)	The Company may terminate this Agreement without further notice to Advisor in the event that Advisor:
i)	is convicted a felony or a violation of any securities laws;
ii)	declares bankruptcy;
iii)	has been grossly negligent in the performance of Services at least three times in any consecutive 30-day period, and Advisor has been notified in writing within 5 days of each such occurrence; or
iv)	has engaged in material and willful or gross misconduct in the performance of Services hereunder.
c)	Either party may terminate this Agreement without cause upon 30 days prior written notice to the other party.

14) Consequences of Termination. Any termination or expiration of this Agreement, whether or not for cause, shall not affect the obligation of the Company to pay compensation to Advisor that was earned or accrued prior to the date of termination or expiration. Other than as specifically provided for herein, no further fees or payments of any kind shall be owed to Advisor upon or following Termination.

15) Cooperation. The parties shall deal with each other in good faith, good faith meaning honesty in fact and the observance of all commercial standards of fair dealing and usages of trade, which are regularly observed within the industry.

16) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

17) Arbitration. In the event of dispute or controversy between the parties as to the performance hereof, this Agreement shall be and remain in full force and effect and all terms hereof shall continue to be complied with by both parties, it shall be submitted to two arbitrators, one to be appointed by each, and if those arbitrators do not agree, they shall select a third disinterested and competent person to act with them, and the decision of the three, or a majority of them, shall be final and conclusive. If either party does not appoint an arbitrator as aforesaid within 90 days after receipt of notice to the other that it desires arbitration, which notice shall state the name and address of the arbitrator appointed by such other, and does not within such period furnish to such other party the name and address of the second arbitrator, then the arbitrator first named shall appoint a disinterested and competent arbitrator for the party thus defaulting, and the two arbitrators so appointed shall select a third to act with them as aforesaid and with like effect. Cost of arbitration shall be borne by the Company. Judgment upon the reward rendered may be entered in any court having jurisdiction thereof.

18) Governing Law and Disputes. This Agreement shall be governed by the laws of the State of California, without regard to choice of law provisions.

19) Waiver. Any party hereto may waive compliance by the other with any of the terms, provisions and conditions set forth herein; provided, however, that any such waiver shall be in writing specifically setting forth those provisions waived thereby. No such waiver shall be deemed to constitute or imply waiver of any other term, provision or condition of this Agreement.

20) Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

21) Counterpart and Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings in this Agreement are inserted for convenience of reference and shall not affect its meaning or interpretation.

22) Entire Agreement. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto with respect to the engagement of Advisor by the Company. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that it is to constitute a part of this Agreement and is to be attached as a rider to this Agreement and is signed by the parties to this Agreement.

23) Modification of Contract. This Agreement cannot be modified by tender, acceptance or endorsement of any instrument of payment, including check. Any words contained in an instrument of payment modifying this contract, including a waiver or release of any claims, or a statement referring to paying in full is void. This Agreement can only be modified in a separate writing, other than an instrument of payment, signed by the parties.

24) Enforcement. Advisor acknowledges that any remedy at law for breach of Exhibit D would be inadequate, acknowledges that the Company would be irreparably damaged by an actual or threatened breach thereof, and agrees that the Company shall be entitled to an injunction restraining Advisor from any actual or threatened breach of Exhibit D as well as any further appropriate equitable relief without any bond or other security being required. The Company may pursue enforcement of Exhibit D by commencing an action at law or in equity without first pursuing arbitration pursuant to Section 17 of this Agreement. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party.

25) Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns. This Agreement may not be assigned without the consent of the parties; provided, however, that nothing contained herein shall prevent Advisor from assigning or transferring any of the shares to any person or entity in accordance with applicable securities laws and regulations.

26) Notices. All notices under this Agreement shall be in writing and shall be sent by certified or registered first class mail, return receipt requested, or shall be personally delivered, or sent by an overnight delivery service such as Federal Express, or shall be transmitted by telefax (provided such telefax message is confirmed by telephonic acknowledgment of receipt or by sending via other authorized means a confirmation copy of such notice) addressed to the parties at their respective last known business addresses.

Agreed to this 1st day of April, 2007

VIRAL GENETICS, INC. By: ________________________ President	Dr. Sam Gulube __________________________

EXHIBIT A

Viral Genetics Intellectual Property Agreement

(the “Viral Genetics IP Agreement”)

In consideration of Advisor entering into that certain Advisory Agreement dated as of the date hereof (the “Advisory Agreement”) with Viral Genetics, Inc. (“Viral”), Advisor agrees as follows:

1. Non-Solicitation. Advisor acknowledges that, in the course of performing services for or on behalf of Viral, having access to Viral’s technology, reports, processes, knowledge and know-how, facilities, books and records, or otherwise being associated with Viral, Advisor may from time to time receive Confidential Information (as defined in Paragraph 2, below) of or with respect to Viral and hereby stipulates and agrees that such Confidential Information is a part of and essential to the operations and goodwill of Viral. In connection and in furtherance of the foregoing, Advisor may not (whether directly or indirectly; as the principal or on such person’s own account; or solely or jointly with others as a Advisor, agent, independent contractor, Advisor, general or limited partner, member, stockholder or holder of equity securities of any other person, other than through ownership of less than one percent of a class of publicly-traded securities of a company) engage in any of the conduct or activity described below in the Paragraph 1.

(a)          Advisor may not, so long as Advisor is a Advisor of Viral and until the third anniversary of the effective date of termination of Advisor’s engagement with Viral for any reason, solicit, induce or influence any person that at such time is (or, during the six (6) month period ending on the effective date of termination of Advisor’s engagement with Viral, was) a vendor, licensor, licensee, distributor, customer, client, Advisor, or independent contractor of Viral to terminate any contract or agreement with Viral or leave the service of Viral. Advisor acknowledges that the restrictions in this subparagraph (a) of this Paragraph 1 will not impair Advisor’s ability to carry on Advisor’s profession or earn a living.

(b)         Advisor may not, so long as Advisor is a Advisor of Viral and until the third anniversary of the effective date of termination of Advisor’s engagement with Viral for any reason, without the express prior written consent of Viral, participate either directly or indirectly in any discussion or negotiation with any person that at such time is (or, during the six month period ending on the effective date of termination of Advisor’s engagement with Viral, was) a vendor, licensor, licensee, distributor, customer, client, Advisor, or independent contractor of Viral the purpose of which discussion or negotiation would be materially adverse to the interests of Viral and the relationship existing between Viral and such person. Advisor acknowledges that the restrictions in this subparagraph (b) of Paragraph 1 will not impair Advisor’s ability to carry on Advisor’s profession or earn a living.

2. Non-Disclosure of Information. Advisor understands that the covenants and agreements in this Paragraph 2 may limit Advisor’s ability to earn a livelihood in a business similar to the business of Viral of researching, developing and distributing biomedical products and technology, but nevertheless believes that Advisor has received and will receive sufficient consideration and other benefits from Viral so as to clearly justify such restrictions which, in any event (given Advisor’s education, skills and ability), Advisor does not believe would prevent Advisor from earning a living:

(a)          Advisor acknowledges that, in the course of performing services for or on behalf of Viral, having access to Viral’s technology, reports, processes, knowledge and know-how facilities, books and records, or otherwise being associated with Viral, Advisor will have access to, and become acquainted with, Confidential Information of or with respect to Viral and hereby stipulates and agrees that such Confidential Information is a part of and essential to the operations and goodwill of Viral. Advisor (i) hereby stipulates and acknowledges that the Confidential Information constitutes important, material, proprietary and confidential trade secrets of Viral that affect the successful conduct of the business and goodwill of, Viral; (ii) stipulates and acknowledges that any and all of the Confidential Information is the sole and exclusive property of Viral, regardless of whether Advisor was engaged in the development of any of such Confidential Information while performing services for or on behalf of Viral; (iii) agrees to keep all such Confidential Information in strictest confidence, and not to, directly or indirectly, use or divulge, disclose or communicate to any person (other than a duly-authorized representative of Viral) any such Confidential Information other than in the ordinary course of business of Viral for the benefit of Viral; and (iv) agrees not to copy or otherwise duplicate any such Confidential Information or knowingly allow anyone else to copy or otherwise duplicate such Confidential Information, other than in the ordinary course of business of Viral for the benefit of Viral. Upon the end of the engagement with Viral, and at any time at the request of Viral, shall promptly return to Viral all copies of such Confidential Information delivered to or obtained by Advisor or, at the election of Viral, certify that all copies of such Confidential Information in the possession of Advisor or any person who received such Confidential Information from Advisor have been destroyed or erased.

(b)         “Confidential Information” means, with respect to Viral, any technical, financial, or business information (including, without limitation, manuals, forms, memoranda, reports, journals, test results, correspondence, business plans, customer lists, pricing lists, contracts, plans or specifications, or the like) that may disclose (or may reasonably be expected to disclose) the customs and practices, marketing methods and data, services and products, methods of doing business, manner of operation, scientific know-how, formulas, technical data or information, clinical study protocols, patient or biologic information, manufacturing information or know-how, and other confidential information, regardless of whether in written, oral, graphic, encoded, encrypted, tangible, or intangible forms, all of which the Advisor hereby acknowledges constitute “trade secrets” within the meaning of the Uniform Trade Secrets Act, codified at sections 3426 et seq. of the California Civil Code.

(c)          Advisor shall have no obligation to preserve the confidential or proprietary nature of any information that (i) was already known to Advisor free of any obligation to keep such information confidential at the time of disclosure of such information; (ii) is or becomes publicly known through no wrongful act of Advisor; (iii) is rightfully received from a third person having no direct or indirect secrecy or confidentiality obligation to Viral; (iv) is disclosed to a third person by Viral without restrictions on confidentiality similar to those contained in this Paragraph 2; (v) is approved for disclosure by written authorization of Viral; or (vi) is a Prior Invention (as defined in Paragraph 3).

(d)         The obligations of Advisor under this Paragraph 2 shall also extend to Advisor’s affiliates and Advisor shall, upon reasonable request of Viral, advise each such person in writing of the obligations imposed on such person under this Paragraph 2. “Affiliate” means: (i) the Advisor’s current spouse, siblings, lineal ancestors (including those by adoption), and lineal descendants (including those by adoption), and spouses of the foregoing (“Family Members”); and (ii) any corporation, partnership, trust, or limited liability company in which the Advisor or any Family Member is an officer, director, manager, trustee, general partner, or holder of one percent or more the outstanding voting securities, capital or profits interests, or beneficial interests, s applicable.

(e)          The provisions of this Paragraph 2 shall apply to Advisor throughout the term of engagement and continue in perpetuity.

3. Assignment of Inventions. Advisor shall promptly disclose any Advisor Creations (as defined below) to Viral and any such Advisor Creations shall be Viral’s sole property. All original works of authorship that are made by Advisor (in whole or in part, either alone or jointly with others) within the scope of Advisor’s engagement with Viral and that are protectable by copyright are “works made for hire” as defined in the United States Copyright Act (17 U.S.C.A. section 101). “Advisor Creation(s)” means any idea, concept, discovery, development, device, design, apparatus, use, machine, practice, process, method, product, composition of matter, improvement, formula, algorithm, literary or graphical or audiovisual work or sound recording, mask work, or computer program of any kind (whether or not subject to patent, copyright, trademark, trade secret, mask work right, or similar protection) that relate(s) in any way to any of the Company’s biological or pharmaceutical products under investigation or development from time to time, or any manufacturing or production know-how, scientific know-how, processes, or procedures pertaining thereto that are conceived, suggested, reduced to practice, or devised by Advisor, in whole or in part, either solely or jointly with others, during Advisor’s engagement with Viral or using Viral’s facilities, or equipment or using Confidential Information.

(a)          Advisor hereby assigns to Viral, and agrees to assign to Viral in the future where appropriate, any and all such Advisor Creations, and agrees to cooperate with Viral in the execution of appropriate instruments assigning and evidencing such assignment and ownership rights of Viral, to the maximum extent permitted by section 2870 of the California Labor Code. In order that Viral may perfect and protect its rights to Advisor Creations as provided hereunder, Advisor agrees that Advisor’s obligations regarding assignment of such Advisor Creations to Viral shall survive termination of Advisor’s engagement with Viral for a term of one year following the date of termination for any reason. Advisor hereby acknowledges that Viral has provided to Advisor the text of section 2870 of the California Labor Code, and, concurrently with the execution of this Agreement, Advisor has executed and delivered to Viral a copy of Exhibit A attached hereto acknowledging that Viral has provided to Advisor written notification regarding section 2870 of the California Labor Code.

(b)         If any Invention related to the subject matter of Advisor’s engagement with Viral was made, conceived, developed or first reduced to practice by Advisor (in whole or in part, either alone or jointly with others) prior to Advisor’s engagement with Viral, it is listed on Exhibit B (“Prior Inventions”). Advisor retains the right to use, enhance, license and/or authorize others to use for any purpose or application (a) the Prior Inventions or (b)other Inventions developed by Advisor that are unrelated to the Advisor’s engagement with Viral, unrelated in any way to any of the Company’s biological or pharmaceutical products under investigation or development from time to time (or any manufacturing or production know-how, scientific know-how, processes, or procedures pertaining thereto), and developed by Advisor outside the scope of her engagement with Viral.

4. Enforcement. Advisor acknowledges that the covenants and the restrictions contained in this Agreement are necessary and required for the adequate protection of Viral and are necessary to preserve the goodwill of Viral and the value of its existing Confidential Information, inventions, contracts and relationships; such covenants relate to matters that are of a special, unique and extraordinary character that give each of such covenants or restrictions a special, unique and extraordinary value; and, a breach of any such covenant or restriction will result in loss of goodwill, invasion of property rights of Viral, unfair competition by the breaching party, and other irreparable harm and damages to Viral, which cannot be adequately compensated by a monetary award. It is accordingly agreed that Viral or any of its subsidiaries (without posting bond or other security and without the necessity of proving actual damages) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Nothing in this Agreement shall be construed as prohibiting Viral from pursuing any other legal or equitable remedies available to Viral for such breach or threatened breach of any of the provisions of this Agreement (including, without limitation, recovery of all damages from Advisor and an equitable accounting of all earnings, profits and other benefits arising from such violation). If Viral instigates any suit or proceeding to enforce this Agreement against Advisor and Viral prevails, the Advisor shall reimburse Viral for its costs and expenses incurred therein, including costs of appeal and enforcement and reasonable attorneys’ fees.

AGREED: Dr. Sam Gulube __________________________________ VIRAL GENETICS, INC. __________________________________ Haig Keledjian, President	DATED:_________________________ DATED:_________________________